EXHIBIT 23.4




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Inter Parfums, Inc. of our report dated March 5, 2003 (March 21, 2003 with respect to accounts for foreign subsidiaries), on our audit of the financial statements of Inter Parfums, Inc. and subsidiaries for the year ended December 31, 2002, which is included in the Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in this Registration Statement.


/s/ Eisner LLP

New York, New York
October 17, 2005